EXHIBIT 99.1


On July 6, 2000, the Registrant issued the following press release:


                   "PYR Energy Announces Natural Gas Discovery
                   -------------------------------------------
                               At East Lost Hills
                               ------------------

        Production Tests Support Initial Natural Gas Production Rates of
                          15 Million Cubic Feet Per Day

     Denver, CO- July 6, 2000, PYR Energy Corporation (AMEX: PYR) announced today that the Berkley East Lost Hills #1 (BKP #1) well, in which it owns a 10.575% working interest, has demonstrated exceptional reservoir quality and potentially extensive gas reserves. The operator of the well, Berkley Petroleum Corp. (TSE: BKP) has completed its production tests and operations are underway to build wellsite and pipeline facilities to begin production by December 1, 2000. Berkley plans to produce the BKP#1 at an initial production rate of 15 million cubic feet per day plus associated liquid hydrocarbons. At this rate, and at current local commodity prices of approximately $4.95 for gas and $29.00 for liquid hydrocarbons, PYR's net share of revenues from the BKP #1 well could exceed $200,000 per month.

     The East Lost Hills project is in California's San Joaquin Basin, one of the most productive oil and gas basins in the world. The Basin currently produces approximately 600,000 barrels of oil equivalents (boe) per day.

     Scott Singdahlsen, President of PYR said, "We are pleased that our belief in the potential of deep drilling in the Basin has been rewarded and all indications are that we have discovered significant reserves of both gas and liquid hydrocarbons. We are particularly excited to be able to begin selling hydrocarbons in the near term."

     The drilling of the East Lost Hills exploration project began in May of 1998, when the Bellevue 1-17 exploration well commenced drilling. In November of 1998, this well had drilled to a depth of approximately 17,400' (only 17 feet into the target Temblor structure) when the well blew out and ignited. A relief well (the Bellevue 1-17R) commenced drilling in December of 1998. In May of 1999, this relief well was used to intersect the wellbore of the Bellevue 1-17 in order to pump in heavy mud and cement, successfully killing the flow. The 1-17R well was then used to drill back into the Temblor as a replacement for the 1-17 well. Operations at the 1-17R well were temporarily suspended pending additional drilling results in the East Lost Hills field.

     The BKP #1 well commenced drilling in August of 1999, approximately 2 miles northwest of the Bellevue 1-17 well. This well, which targets the same Temblor structure as the 1-17 well, had been drilled to a total depth of 19,724' when the participants decided to complete the well for production testing.

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Berkley has issued the following information about the results of the production test and ongoing drilling and development plans at East Lost Hills:

          "The production test of the Berkley No. 1 discovery well has been completed and analyzed. As previously reported, the initial perforated interval of 272 feet in the well was flow tested at an extended, restricted flow rate of 13.1 million cubic feet per day (mmcfpd) of natural gas. The pressure build-up portion of the production test has now been interpreted. The data obtained from this build-up is very encouraging and supports the partnership plan to tie the well in and proceed with the expanded development drilling plan. Flowing bottom hole pressure during the test was 14,438 psi, liquids were easily transported by the gas. The gas rate, the water gas ratio, and condensate gas ratios were stable for the final 48 hours of the flow test. Berkley No. 1 has demonstrated the presence of a significant hydrocarbon column in excess of 2750 feet at East Lost Hills, as well as high pressure, high quality reservoir with enormous deliverability."

          "After reviewing the independent engineering analysis, the partnership estimates the Berkley No. 1 well to be draining 190 billion cubic feet
     (bcf) of natural gas and probably in excess of 250 bcf for the 4500 feet examined laterally by the test. These reserve estimates will be confirmed and refined by production performance during the first several months after tie-in. These estimates only apply for the perforated zone in Berkley No.
     1. Reserves associated with uphole zones in Berkley No. 1 and reserves associated with the Bellevue 1-17R well are incremental to these estimates. Up to 10 additional locations, including Berkley East Lost Hills No. 2, have been identified along the structural trend tested by Berkley No. 1, and Bellevue 1-17/1-17R. An expanded drilling program will test many of these locations in the next twelve months."

          "The location of Berkley No. 1 and the associated deep Temblor play is ideal with respect to both accessible natural gas gathering systems and water disposal facilities. There is significant local demand for natural gas. The well will be tied into an existing local gathering system via an eight inch pipeline. Wellsite facilities will include three phase separation and gas and liquid cooling equipment. Total capital cost for the wellsite facilities and pipeline is estimated at USD$3.5 million. Natural gas will be sold to a major operator on an interim basis, pending results from further drilling. Total cost for gas gathering and processing, condensate handling, and water disposal is estimated at C$0.88/thousand cubic feet (mcf). The current local California gas price is C$7.30/mcf, and the royalty rate on Berkley No. 1 is 23.625%. Wellsite facility construction and pipeline construction are expected to be completed during the fourth quarter of this year, with a production startup date of December 1 currently targeted. An initial production rate of 15 mmcfpd is planned." "The proposed pipeline route will include access to the Bellevue 1-17R suspended gas well. The partnership is currently reviewing plans to drill a second whipstock out of the 7 inch casing from approximately 16,000 feet and access the high deliverability zone encountered while drilling at 17,428 feet in 1-17R in August 1999. Mechanical difficulties during completion prevented communication with this zone while production testing. The gas pay zones in 1-17/1-17R are approximately 2550 feet structurally higher than the tested, commercial zone in Berkley No. 1, which was completed near the base of the hydrocarbon column. This drilling operation, which will involve a third drilling rig, is expected to take approximately 2 months and is planned to commence in late August or early September. If successful, the 1-17 well will be tied into the planned gas gathering system."

          "The East Lost Hills Berkley No. 2 well will spud the week of July 10 and is expected to reach the Temblor in September. The No. 2 well is approximately 1.5 miles northwest of the Berkley No. 1 surface location. The Berkley No. 3 well, approximately 1.0 mile southwest of the Bellevue 1-17R location, is currently drilling at a depth of 5714 feet. This well is testing a geologically separate prospect that is potentially larger than the structural complex currently penetrated by the existing two East Lost

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     Hills wells. If successful, both Berkley No. 2 and No. 3 could be rapidly tied in to the planned gathering system. The East Lost Hills partnership could have up to 4 gas wells on-stream by the first quarter of 2001."

PYR Energy Corporation is a natural gas and oil exploration company with activities focused primarily on deep natural gas exploration in the San Joaquin Basin of California and in select areas of the Rocky Mountains. Additional information about PYR Energy Corporation can be accessed via the Company's website at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."